Exhibit 99.1

FOR INFORMATION
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING
OF EXCHANGE OFFER FOR ITS 6 5/8% SENIOR NOTES

DENVER, CO- January 12, 2012- SM Energy Company (NYSE:SM) today announces the closing of its offer to exchange $350 million of its 6 5/8% Senior Notes due 2019, which have been registered under the Securities Act of 1933 (the "Exchange Notes"), in exchange for $350 million of its outstanding 6 5/8% Senior Secured Notes due 2019, which were issued on February 7, 2011, in a private placement (the "Original Notes").
The exchange offer expired at 5:00 p.m. New York City time on January 11, 2012, with $350 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.
This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on December 9, 2011. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus dated December 12, 2011 and the related letter of transmittal.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.